EXHIBIT 10.58

                                    AGREEMENT


         THIS AGREEMENT (the "Agreement") is entered into as of the 5th day of March, 1998, between Galacticomm Technologies, Inc. (the "Corporation") and David Manovich ("Manovich").

                                    RECITALS:

         A. The Corporation desires to retain the services of Manovich as its Chairman of the Board pursuant to the terms and conditions of this Agreement.

         B. This Agreement shall govern the relationship between the parties from the date hereof and supersedes any previous agreement between them, either written or oral, heretofore made.

         NOW THEREFORE, the parties agree as follows:

         1. RECITALS. The above recitals are true and correct.

         2. CHAIRMAN OF THE BOARD. The Corporation hereby retains Manovich to serve as its Chairman of the Board, pursuant to which Manovich shall, during the term of this Agreement and subject to the responsibilities and duties of the Board of Directors of the Corporation, have general charge of the operations and management of the business, affairs and property of the Corporation.

         3. TERM. The initial term of this Agreement shall be for 90 days commencing upon the date of this Agreement. Thereafter, this Agreement shall automatically renew for successive 30 day periods. Notwithstanding the foregoing, either party may terminate this Agreement at the end of the initial term and any extension thereof by giving written notice of termination to the other party at least 30 days prior to the end of the term.

         4. COMPENSATION. As full compensation for Manovich's services provided hereunder, the Corporation shall: (i) pay Manovich a fee of $10,000 per month during the term of this Agreement; and (ii) issue, on the date of this Agreement, to Manovich the stock option attached hereto as Exhibit "A".

         5. CERTAIN RESTRICTIONS. Manovich covenants and agrees with the Corporation as follows:

            a. During the term of this Agreement, Manovich will have access to confidential or proprietary information of the Corporation and its subsidiaries and affiliates. Manovich shall not at any time use any such confidential or proprietary information other than for the benefit of the Corporation and its subsidiaries and affiliates. The term "confidential or proprietary information" shall mean information not generally available to the public, including without limitation personnel information, financial information, customer lists, supplier lists, ownership information, marketing plans and analyses, trade secrets, know-how, computer software, management agreements and procedures and techniques of operating and managing the


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business of the Corporation and its subsidiaries and affiliates. Manovich acknowledges and agrees that all confidential or proprietary information is and shall remain the property of the Corporation and its subsidiaries and affiliates, and agrees to maintain all such confidential or proprietary information in confidence.

            b. Developments. All inventions patentable, copyrightable or otherwise, trade secrets, discoveries, improvements, ideas and writings (hereinafter collectively termed "developments"), which Manovich, alone or jointly with others, has conceived, made, enhanced, modified, developed, or acquired, or may conceive, make, enhance, modify, develop, or acquire during the period of his employment hereunder or during an additional period of one (1) year after the termination of such employment and which relate to the Corporation's business of developing and marketing computer hardware and software, and all developments which relate to the work upon which Manovich shall have been engaged while in the Corporation's employment, which Manovich has conceived, made, enhanced, modified, developed, or acquired, or may conceive, make, enhance, modify, develop, or acquire during the period of his employment or during a period of one (1) year after the termination of such employment, to the extent that such developments are possessed by Manovich at any time, shall be the sole property of the Corporation. The term "development" shall include developments conceived, devised, made, developed or perfected during off-duty hours and away from the Corporation's premises as well as to those conceived, devised, made, developed, or perfected in the regular course of employment.

            c. Disclosure and Cooperation. Manovich shall promptly and fully disclose in writing all such developments described in subparagraph d. hereof to the Corporation's Chief Executive Officer. Manovich shall, at any time upon the Corporation's request, whether or not then in the Corporation's employ, execute, acknowledge and deliver to the Corporation all instruments which the Corporation shall prepare, give evidence, and do all other things which are necessary or desirable, to enable the Corporation to file and prosecute applications for, and to acquire, maintain and enforce all patents, trademarks, copyrights, and any other intellectual property rights in all countries, covering such developments. The Corporation agrees to pay to Manovich reasonable expenses incurred by Manovich under this subparagraph e.

            d. Remedies. It is recognized and acknowledged by each of the Corporation and Manovich that a breach or violation by Manovich of any or all of his covenants and agreements contained in Section 5 of this Agreement will cause irreparable harm and damage to the Corporation and its subsidiaries and affiliates in a monetary amount which would be virtually impossible to ascertain and, therefore, will deprive the Corporation of an adequate remedy at law. Accordingly, if Manovich shall breach or violate any or all of his covenants and agreements set forth in Section 5 hereof, then the Corporation and its subsidiaries and affiliates shall have resort to all equitable remedies, including without limitation the remedies of specific performance and injunction, both permanent and temporary, as well as all other remedies which may be available at law.



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            e. Intent. It is the intent of the parties that the restrictions set forth in Section 5 hereof shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement of such restrictions may be sought. If any provision contained in Section 5 hereof shall be adjudicated by a court of competent jurisdiction to be invalid or unenforceable because of its duration or geographic scope, then such provision shall be reduced by such court in duration or geographic scope or both to such extent as to make it valid and enforceable in the jurisdiction where such court is located, and in ail other respects shall remain in full force and effect.

         6. INDEMNIFICATION

         The Corporation shall indemnify auld hold harmless Manovich from and against the full amount of any and all claims, demands, suits, actions, judgements, losses, liabilities, costs, interest and expenses, including without limitation fees and disbursements of trial and appellate counsel, asserted or brought against Manovich by any Person with respect to any action taken or omitted to be taken by Manovich in the course of his employment by the Corporation or otherwise related to or arising out of his employment by the Corporation or acting as a director, officer, employee or agent of the Corporation or any of its subsidiaries or affiliates. This right to indemnification shall be in effect to the fullest extent available pursuant to law, and shall be in addition to any other right to indemnification Manovich may possess pursuant to law and the Articles of Incorporation and Bylaws of the Corporation or any of its subsidiaries or affiliates.

         7. NOTICES. If either party desires to give notice to the other in connection with any of the terms and provisions of this Agreement, said notice must be in writing and shall be deemed given when hand delivered or deposited in the United States mail, by certified mail, return receipt requested, and addressed to the party for whom it is intended as follows:

                  If to the Corporation:      Galacticomm Technologies, Inc.
                                              4101 S.W. 47 Avenue
                                              Suite 101
                                              Ft. Lauderdale, Florida 33314

                  If to Manovich:             David Manovich
                                              1616 Chapin Avenue
                                              Burlingame, CA 94010

or to such other address as the addressee shall have communicated to the other party in writing.

         8. APPLICABLE LAWS. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

         9. SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto, their legal representatives, heirs, successors and assigns including any entities controlled by or under common control with them.



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         10. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding and all the representations and warranties of the parties relating to the subject matter referred to herein. Without limiting the generality of the foregoing, all employment agreements previously entered into between the parties hereto are hereby null and void.

         11. HEADINGS. The headings of this Agreement are for convenience of reference only and shall be without substantive meaning.

         12. AMENDMENT. Any amendment to this Agreement must be in writing and signed by duly authorized representatives of the parties hereto.

         13. WAIVER. Failure by any party at any time to require performance under this Agreement by any of the other parties, or to claim a breach of any provision of this Agreement, shall not be construed as a waiver of any right accruing under this Agreement, nor will it affect any subsequent breach of this Agreement or the effectiveness of any provision of this Agreement, or prejudice any party as regards any subsequent action. A waiver of any right accruing to any party pursuant to this Agreement shall not be effective unless given in writing.

         14. ENFORCEABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof and any such invalid or unenforceable provision shall be construed or deemed amended by the parties to the extent necessary to make it valid and enforceable.

         15. SINGULAR AND PLURAL USAGE. All reference herein to the singular number shall include the plural, and vice versa, wherever appropriate.

         16. COUNTERPARTS. This Agreement may be exercised in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


                                           Galacticomm Technologies, Inc.


/S/ DAVID MANOVICH                         By: /S/ YANNICK TESSIER
------------------                             ------------------------------
David Manovich                                      Authorized Representative



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